NEWS RELEASE

CONTACT: Gary S. Maier

Maier & Company, Inc. (310) 442-9852

FUEL SYSTEMS ANNOUNCES APPOINTMENT OF ACCOUNTING

INDUSTRY VETERAN TO ITS BOARD

SANTA ANA, CA – May 12, 2008 – Fuel Systems Solutions, Inc. (Nasdaq

Global:FSYS) today announced the appointment of James W. Nall as an independent director to its board, succeeding John R. Jacobs who did not stand for reelection.

     An accounting and finance industry veteran with more than 30 years of experience, Nall, 59, currently serves as a tax commissioner for the State of New Jersey. Prior to his appointment to this position by the governor of New Jersey, he was executive vice president and chief financial officer of New Jersey-based Hudson United Bancorp, a multi-billion dollar financial institution listed on the New York Stock Exchange, until its sale to TD Banknorth Inc. in 2006. He served as a member of the board of directors of Interaudi Bank, a $1 billion private bank based in New York, and chairman of its audit committee. His experience also includes serving for more than thirty years as a certified public accountant and partner with Arthur Andersen LLP, with United States audit responsibility for several Italian automobile companies – including Alfa Romeo, Fiat, Ferrari and Lancia. He earned a Masters of Business Administration in professional accounting from Rutgers University.

     "The appointment of James Nall to the board highlights the company's commitment to strong corporate governance and financial oversight. Jim’s extensive experience in finance, accounting and public company audits, combined with his demonstrated leadership skills, will be an asset to our board and its committees. We are pleased that Jim has agreed to serve and look forward to benefiting from his expertise and guidance," said Mariano Costamagna, chief executive officer of Fuel Systems Solutions.

     Costamagna noted that the appointment follows the recommendation of the company's nominating and corporate governance committee. Nall is expected to be appointed to serve on the company's audit committee. His appointment to the board will be submitted to the company’s stockholders for ratification at the 2008 annual stockholders’ meeting.

     Fuel Systems Solutions is a holding company with two direct wholly owned subsidiaries, IMPCO Technologies and BRC Gas Equipment. Additional information is available at www.fuelsystemssolutions.com. IMPCO designs, manufactures, markets and supplies advanced products and systems to enable internal combustion engines to run on clean burning gaseous fuels such as natural gas, propane and biogas. IMPCO is a leader in the heavy duty, industrial, power generation and stationary engines sectors. Headquartered in Santa Ana, California, IMPCO has offices throughout Asia, Europe, Australia and North America. Additional information is available at www.impcotechnologies.com. BRC, through its wholly owned subsidiaries, produces a complete range of systems for converting vehicles to gaseous fuel to meet market requirements. BRC is a leader in the light duty and automobile alternative fuel sectors and has established alliances with several major automobile manufacturers for OEM projects. Headquartered in Cherasco, Italy, BRC has offices throughout Asia, Europe and South America. Additional information is available at www.brc.it.

     This press release contains certain forward-looking statements that involve risks and uncertainties, including, without limitation, expressed or implied statements concerning the company’s expectations regarding actions to be taken by the company’s board of directors. Such statements are only predictions, and the actual actions taken by the board may differ materially. Factors that may cause the statements made in this press release to differ include, but are not limited to those described in the risk factors set forth in the company’s reports filed with the Securities and Exchange Commission, including, but not limited to, those contained in "Management’s Discussion & Analysis of Financial Condition and Results of Operation – Risk Factors" section of the company’s Quarterly Report on Form 10-K, for the year ended December 31, 2007. The company does not undertake to update or revise any of its forward-looking statements even if experience or future changes show that the indicated results or events will not be realized.

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